Exhibit 10.3

Founder Shares Agreement

December 8, 2019

Monocle Acquisition Corporation
750 Lexington Avenue, Suite 1501
New York, NY 10022

AerSale Corp.
121 Alhambra Plaza, Suite 1700
Coral Gables, Florida 33134

Re: Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of December 8, 2019, by and among Monocle Holdings Inc., a Delaware Corporation (“NewCo”), Monocle Acquisition Corporation, a Delaware corporation (“Monocle”), Monocle Merger Sub 1 Inc., a Delaware corporation (“Merger Sub 1”), Monocle Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), AerSale Corp., a Delaware corporation (“AerSale”), and solely in its capacity as the Holder Representative (as defined in the Merger Agreement), Leonard Green & Partners, L.P., a Delaware limited partnership, and (ii) that certain letter agreement (the “Insider Letter”), dated February 6, 2019, by and between Monocle Partners, LLC (the “Sponsor”) and Cowen Investments II LLC (“Cowen”, and together with the Sponsor, the “Founders”) with respect to certain matters, including the transfer of shares of common stock of Monocle (“Common Stock”) held of record by each of them (the “Founder Shares”). This letter agreement (this “Agreement”) represents the “Founder Shares Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

In order to induce Monocle, NewCo and AerSale to enter into the Merger Agreement and to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Founders, hereby agrees, for the benefit of Monocle, NewCo and AerSale, as follows:

1.                 Following the Closing and notwithstanding anything to the contrary contained in the Insider Letter, the number of Founder Shares set forth on Exhibit A opposite such Founder’s name with respect to such holder (as to each such holder, its “Earnout Shares”) shall be subject to vesting as follows:

(a)               50% of such Founder’s Earnout Shares will immediately and irrevocably vest at such time as the NewCo Common Stock Price is greater than $12.50 per share (such share price as adjusted pursuant to Section 2, the “Minimum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Minimum Target Earnout Shares”);

(b)               50% of such Founder’s Earnout Shares will immediately and irrevocably vest at such time as the NewCo Common Stock Price is greater than $14.00 per share (such share price as adjusted pursuant to Section 2, the “Maximum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Maximum Target Earnout Shares”); and

(c)               In the event that a Liquidity Event occurs on or prior to the fifth anniversary of the Closing Date (the “Deferred Period”):

(i)                 if the Liquidity Event Consideration in such Liquidity Event is greater than the Minimum Target (but less than the Maximum Target) and the Minimum Target Earnout Shares have not already vested, then the Minimum Target Earnout Shares shall immediately and irrevocably vest, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration; or

(ii)                if the Liquidity Event Consideration in such Liquidity Event is greater than the Maximum Target and the Maximum Target Earnout Shares have not already vested, then the Minimum Target Earnout Shares (to the extent not already vested) and the Maximum Target Earnout Shares shall immediately and irrevocably vest, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration.

2.                 If NewCo shall, at any time during the Deferred Period, pay any cash or in-kind dividend (other than any dividend in the form of additional shares of NewCo Common Stock, which dividend shall be governed by the immediately following sentence) on shares of NewCo Common Stock, then in each such case the Minimum Target (to the extent the Minimum Target Deferred Shares have not already been issued prior to the time of such dividend) and the Maximum Target (to the extent the Maximum Target Deferred Shares have not already been issued prior to the time of such dividend) shall be deemed to have been reduced for all purposes of this Agreement by the amount of such cash dividend or the fair market value of the in-kind dividend, as applicable, paid with respect to each share of NewCo Common Stock. If NewCo shall at any time during the Deferred Period pay any dividend on shares of NewCo Common Stock by the issuance of additional shares of NewCo Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of NewCo Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of NewCo Common Stock, then, in each such case, the NewCo Common Stock Price values set forth in Section 1 above shall be appropriately adjusted to provide to the Founders the same economic effect as contemplated by this Agreement prior to such event.

3.                 Each Founder hereby irrevocably and unconditionally agrees that, prior to the vesting of such Founder’s Earnout Shares pursuant to Section 1, such Founder shall not Transfer (as defined below) all or any portion of such Founder’s Earnout Shares, other than to a permitted transferee described in subclause (b) of Section 7 of the Insider Letter who enters into a written agreement addressed and delivered to the Company pursuant to which such permitted transferee shall agree to be bound by the provisions of this Agreement.

4.                 “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security (including without limitation the Earnout Shares), (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security (including without limitation the Earnout Shares), whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

5.                 If any Earnout Shares have not vested on or prior to the five-year anniversary of the Closing Date, such Earnout Shares shall be forfeited to NewCo without consideration and with no further action required of any Person. Upon any such forfeiture, such Earnout Shares shall automatically transfer to NewCo for cancellation and in exchange for no consideration. Holders of Earnout shares that are forfeited to NewCo shall take such actions and deliver such documents as are reasonably necessary to give effect to such forfeiture.

6.                 Prior to the vesting of any Earnout Shares hereunder, the holder of such Earnout Shares shall nevertheless retain the right to vote such Earnout Shares.

7.                 [Reserved].

8.                 For the avoidance of doubt, nothing set forth herein shall be deemed to affect any Founders Shares, other than the Earnout Shares, and all rights and obligations of the Founders with respect to the Founders Shares, other than the Earnout Shares, shall remain intact.

9.                 This Agreement, the Insider Letter and the Merger Agreement (together with the schedules and annexes hereto and thereto) and the other documents, certificates and instruments to be delivered in connection herewith or therewith constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

10.               This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

11.               Except as provided by Section 3, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.               This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.               Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.               The parties hereto agree as follows:

(a)                Irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties may be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement.

(b)               Each party will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14 shall not be required to provide any bond or other security in connection with any such injunction.

15.               All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(a)               if to the Founders, to the address for notice set forth on Schedule A hereto.

     with copies to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281

Attention:	Stephen Fraidin
Gregory P. Patti, Jr.
Braden K. McCurrach
Email:	stephen.fraidin@cwt.com
greg.patti@cwt.com
braden.mccurrach@cwt.com

(b)               if to NewCo or Monocle to:

Monocle Acquisition Corporation
750 Lexington Avenue, Suite 1501
New York, NY 10022

Attention:	Sai Devabhaktuni
Eric Zahler
Richard Townsend
Email:	sai@monoclepartnersllc.com
eric@monoclepartnersllc.com
rich@monoclepartnersllc.com

     with copies to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281

Attention:	Stephen Fraidin
Gregory P. Patti, Jr.
Braden K. McCurrach
Email:	stephen.fraidin@cwt.com
greg.patti@cwt.com
braden.mccurrach@cwt.com

(c)               if to AerSale to:

AerSale Corp.

121 Alhambra Plaza, Suite 1700

Coral Gables, Florida 33134

Attention: Robyn Mandel

Email:	robyn.mandel@aersale.com
legal@aersale.com

     with copies to:

Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attn:	Jonathan Seiffer;
Michael Kirton
Email:	seiffer@leonardgreen.com
kirton@leonardgreen.com

     and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022

Attention:	Howard A. Sobel, Esq.
Paul F. Kukish, Esq.
Email:	howard.sobel@lw.com
paul.kukish@lw.com

16.               This Agreement shall terminate at such date and time as the Merger Agreement is validly terminated in accordance with Section 11.1 thereof.

17.               Each Founder hereby represents and warrants that the execution and delivery of this Agreement by such Founder does not, and the performance by such Founder of its obligations hereunder will not, (a) conflict with or result in a violation of the organizational documents of such Founder or (b) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Founder or such Founder’s Founder Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Founder of its obligations under this Agreement. Each Founder hereby covenants that such Founder shall not enter into any agreement that would restrict, limit or interfere with the performance of such Founder’s obligations hereunder.

18.               Each Founder (a) will deliver a duly executed copy of the Amended and Restated Registration Rights Agreement, substantially simultaneously with the Closing, (b) agrees not to, prior to the Closing, amend, restate, modify or waive, or cause or permit the amendment, restatement, modification or waiver of, Section 7 or Section 12 of that certain letter agreement, dated as of February 6, 2019, by and among Monocle, the Founders and the other parties named therein (the “Insider Letter”) without the prior written consent of AerSale, and (c) will not take any action, or assist any Person in taking any action, to change the composition of the board of directors of NewCo in effect immediately following the Closing prior to the annual meeting of NewCo’s stockholders held in calendar year 2021; provided, that for the avoidance of doubt, the foregoing clause (c) shall not prevent any Founder from Transferring any shares of capital stock of NewCo following the Closing, subject to the terms and conditions of the Insider Letter.

[Signature Page Follows]

Please indicate your agreement to the foregoing by signing in the space provided below.

MONOCLE PARTNERS, LLC

By:	/s/ Sai S. Devabhaktuni
Name:	Sai S. Devabhaktuni
Title:	Manager

COWEN INVESTMENTS II LLC

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Signatory

[Signature Page to Founder Shares Agreement]

MONOCLE ACQUISITION CORPORATION

By:	/s/ Eric Zahler
Name:	Eric Zahler
Title:	President and Chief Executive Officer

MONOCLE HOLDINGS INC.

By:	/s/ Eric Zahler
Name:	Eric Zahler
Title:	President

[Signature Page to Founder Shares Agreement]

AERSALE CORP.

By:	/s/ Nicholas Finazzo
Name:	Nicholas Finazzo
Title:	Chairman & Chief Executive Officer

[Signature Page to Founder Shares Agreement]

EXHIBIT A

Founder	Earnout Shares
Monocle Partners, LLC 750 Lexington Avenue, Suite 1501 New York, NY 10022	1,212,891
Cowen Investments II LLC 599 Lexington Avenue New York, NY 10022	80,859
Total	1,293,750